Exhibit 99.1

Media Contact: Corie Jackson

323-202-1075

Corie.jackson@edelman.com

FOR IMMEDIATE RELEASE

PacSun Announces Resignation of Charlie Mescher as SVP Men’s Merchandising

and the Promotion of Alfred Chang to VP Men’s Merchandising and Design

Anaheim, Calif., August 9, 2012 – Pacific Sunwear of California, Inc. (NASDAQ: PSUN) today announced the resignation of Charlie Mescher as Senior Vice President Men’s Merchandising and the promotion of Alfred Chang to Vice President Men’s Merchandising and Design. Mr. Chang joined PacSun in 2006 as a Senior Buyer for Men’s Merchandising, was promoted to Director of Men’s Merchandising in 2007 and to Vice President of Men’s Merchandising in 2009.

“Alfred is a strong merchant and one of our rising talents, with a deep passion for brands, fashion and California Lifestyle,” said Gary Schoenfeld, President and Chief Executive Officer of PacSun. “Brands are once again the cornerstone of our men’s business. I look forward to working closely with Alfred and the rest of our Men’s team to further PacSun’s brand relationships and continue to build upon our 30-year heritage.”

Mr. Schoenfeld continued, “I appreciate what Charlie has contributed over the past several years and wish him well with his future endeavors.”

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About PacSun

Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of July 28, 2012, the Company operated 727 stores in all 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.